Exhibit 99.2

Dex Media, Inc. Completes Amendment and Repricing of Subsidiaries’ Senior Secured Credit Facilities

DENVER—June 18, 2004—Dex Media, Inc. (Dex Media) announced today that on Friday, June 11, 2004 it successfully completed a repricing and an amendment to its subsidiaries’ credit facilities. The Dex Media East LLC and Dex Media West LLC credit facilities were amended to, among other things, waive the requirement that 50 percent amount of all proceeds received by Dex Media in connection with its initial public offering (IPO) of common stock be used to prepay indebtedness under its subsidiaries credit facilities. The amendments will be effective immediately upon the consummation of the expected IPO.

Each of Dex Media East LLC’s new tranche A term loan facility and tranche B term loan facility has been priced at LIBOR plus 200 basis points. Each of Dex Media West LLC’s new tranche A term loan facility and tranche B term loan facility has been priced at LIBOR plus 200 basis points and LIBOR plus 225 basis points, respectively. The new tranche A term loan for each subsidiary is subject to further pricing decrease if certain leverage ratios are achieved.

The new credit facilities will have the same maturity dates as the previous facilities. Dex Media East LLC’s tranche A facility will mature on November 8, 2008 and the tranche B facility will mature on May 8, 2009. Dex Media West LLC’s tranche A and tranche B facilities will mature on September 9, 2009 and March 9, 2010, respectively.

About Dex Media, Inc.

Dex Media, Inc. is the indirect parent company of Dex Media East LLC and Dex Media West LLC. Dex Media, Inc., through its subsidiaries, provides local and national advertisers with industry-leading directory and Internet solutions. As the exclusive, official publisher for Qwest Communications International Inc., in the Dex East states (Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota and South Dakota) and the Dex West states (Arizona, Idaho, Montana, Oregon, Utah, Washington and Wyoming), Dex Media’s subsidiaries published 259 directories in 2003, excluding the 13 directories moved from December 2003 to early 2004. As the world’s largest privately owned incumbent directory publisher, Dex Media’s subsidiaries produced and distributed over 43 million print directories and CD-ROMs. Its Internet directory, DexOnline.com (formerly QwestDex.com), receives more than 96 million annual searches.

Dex Media East—As the exclusive, official publisher of Qwest Communications International Inc. in the Dex East states, Dex Media East published 147 directories in 2003. As the sixth largest U.S. directory publisher, Dex Media East distributed 20 million print directories, reaching consumers with accurate, complete and trusted information. Our directory information is also available online at DexOnline.com and on CD-ROM

Dex Media West—As the exclusive, official publisher for Qwest Communications International Inc. in the Dex West states, Dex Media West published 112 directories in 2003. As the fourth largest U.S. directory publisher, Dex Media West distributed 23 million print directories, reaching consumers with accurate, complete and trusted information. Our directory information is also available online at DexOnline.com and on CD-ROM.